EXHIBIT 23







The Board of Directors
Beckman Instruments, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-02317) on Form S-3 and (Nos. 333-24851, 333-
37429, 33-31573, 33-31862, 33-41519, 33-51506, 33-66990, 33-
66988, and 33-65155) on Form S-8 of Beckman Instruments, Inc. of our report dated January 23, 1998, relating to the consolidated balance sheets of Beckman Instruments, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Beckman Instruments, Inc.

Our report refers to the adoption of the Financial Accounting
Standards Board's Statement of Financial Accounting Standards No.
128, "Earnings Per Share", in 1997.




                                    KPMG PEAT MARWICK LLP
Orange County, California
February 9, 1998